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         AMENDMENT NO. 1 (this "Amendment"), dated July 30, 2003, to Warrant and
Investor Rights Agreement dated as of April 2, 2003 (the "Warrant Agreement"), among PEGASUS COMMUNICATIONS CORPORATION (the "Company") and the entities set forth on Schedule I thereto. Terms defined in the Warrant Agreement are used herein as so defined, unless another definition is specified or unless the context clearly requires otherwise.

         The Warrant Agreement provides for the issuance of Warrants to purchase up to 1,000,000 shares of the Company's Non-Voting Common Stock. Pursuant to
Section 9.4 of the Warrant Agreement, the parties may amend the Warrant Agreement as provided herein. The Company has been advised by The Nasdaq Stock Market that under Marketplace Rule 4350, The Nasdaq Stock Market takes the position that provisions of the Warrant Agreement providing for adjustment in the number of shares of Warrant Stock in certain circumstances may result in the issuance of 20 percent or more of the Company's Common Stock, and, accordingly, requires approval of the Company's stockholders.

         NOW, THEREFORE, the parties agree as follows, intending to be legally bound.

         1. The Warrant Agreement is hereby amended by adding the following immediately after Section 3.9 thereof:

                  "SECTION 3.10.  Limitation on Number Issuable.
                                  -----------------------------

                  "(a) Except as provided in subsection (b), but notwithstanding anything else to the contrary in this Agreement, in no event shall any adjustment to the Number Issuable (other than under Section 3.2) cause the Number Issuable to equal or exceed 20 percent of the number of shares of Common Stock outstanding on April 2, 2003, excluding shares of Common Stock issuable pursuant to Common Stock Equivalents outstanding on that date.

                  "(b) Subsection (a) shall cease to apply when the Company's stockholders shall have approved the potential issuance of Common Stock on the terms (other than subsection (a)) provided in this Agreement."

         2. The Company will seek approval of its stockholders for the matter described in Section 3.10(b) of the Warrant Agreement, as added by this Amendment, at the Company's 2003 annual meeting of stockholders currently expected to be held in August or September, 2003, including any adjournment or postponement thereof. The Company will use its commercially reasonable efforts to cause such meeting to occur before September 30, 2003.

         3. This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Warrant Agreement not expressly referred to herein. Except as expressly amended hereby, the Warrant Agreement and the other documents executed in connection therewith remain in full force and effect. This Amendment shall be governed by and construed in accordance with New York law, without regard to the conflict of law principles thereof.

         4. The parties intend this Amendment to be effective as of April 2, 2003.

         5. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

         6. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart signature page or counterpart.


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         7. Damages in the event of breach of this Amendment by a Holder or the
Company would be difficult, if not impossible, to ascertain, and it is therefore agreed that each Holder and the Company, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each Holder and the Company hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude the Holders or the Company from pursuing any other rights and remedies at law or in equity, which the Holders or the Company may have.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed the date first written above.

                              PEGASUS COMMUNICATIONS CORPORATION


                              By       Scott A. Blank
                                 -----------------------------------------------
                                       Name:  Scott A. Blank
                                       Title:  Senior Vice President

                              DBS INVESTORS, LLC


                              By       Jonathan I. Berger
                                 -----------------------------------------------
                                       Name:  Jonathan I. Berger
                                       Title:  President and Secretary



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                              AVENUE SPECIAL SITUATIONS FUND II, LP

                              By  AVENUE CAPITAL PARTNERS II, LLC,
                                       General Partner

                                     By  GL PARTNERS II, LLC,
                                               Managing Member of the
                                                   General Partner


                                             By    Sonia Gardner
                                                --------------------------------
                                                Name:  Sonia Gardner
                                                Title:  Member

                              SPCP GROUP, LLC


                              By              Edward A. Mule
                                 -----------------------------------------------
                                       Name:  Edward A. Mule
                                       Title:  Principal



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